Exhibit (h)(4)

The Northern Trust Company

50 South LaSalle

Chicago, Illinois 60603

United States (“Northern”)

Ashmore Investment Advisors Limited

61 Aldwych

London WC2B 4AE

United Kingdom (the “Manager”)

18 July 2014

Dear Sir / Madam

Amended and Restated Fund Administration and Accounting Services Agreement dated 14 December 2010 between Northern and Ashmore Funds (the “Trust”) relating to the provision of fund accounting and administration services to the Funds (the “Administration Agreement”).

1	We refer to the Administration Agreement. Capitalised terms used in this letter (the “Letter”) and not otherwise defined shall have the same meaning given to them in the Administration Agreement.

2	Northern, the Trust and the Manager desire to enter into this Letter in order to establish that in addition to the terms of the Administration Agreement, the following provisions shall apply in relation to the performance by Northern and the Trust of their functions thereunder, with effect from the date on which the Manager is appointed as the Funds’ AIFM pursuant to an investment management agreement (the “Effective Date”) and, unless otherwise stated, for so long as the Administration Agreement remains in full force and effect:

2.1	Northern hereby makes to the Manager the representations made by Northern to the Trust pursuant to Section 3(a) (REPRESENTATIONS AND WARRANTIES) of the Administration Agreement.

2.2	The Manager represents and warrants to Northern that:

i.	the Manager has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

ii.	all requisite actions have been taken by the Manager to authorize the Manager to enter into and perform this Agreement;

iii.	no legal or administrative proceedings have been instituted or threatened which would impact the Manager’s ability to perform its duties and obligations under this Agreement; and

iv.	the Manager’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Manager or any law or regulation applicable to it.

2.3	In providing services pursuant to the Administration Agreement, Northern agrees to act:-

i.	subject to the overall policy, control, direction and supervision of the Manager, the Funds and the Board of Trustees to the Funds; and

ii.	in compliance with such laws and regulations in force applicable to Northern in its capacity as administrator;

iii.	in compliance with such provisions of each Fund’s governing documents, Prospectus and Statement of Additional Information as are directly relevant to the services to be provided by Northern under the Administration Agreement; and

iv.	in compliance with such lawful resolutions of each Fund’s Board of Trustees/Directors and all reasonable directions of the Funds, the Manager and the Directors as are directly relevant to the services to be provided by Northern under the Administration Agreement; and

v.	in compliance with such written procedures which may be established from time to time between the Manager, the Trust and Northern.

2.4	Northern agrees to retain in a readily accessible form, for a period of at least six years, all books and records pertaining to the Manager and the Funds maintained by Northern in relation to the provision of the services under the Administration Agreement (“AIFMD Records”), logs and other documentation as required under the terms of the Administration Agreement and AIFMD, including a full record of subscription and redemption orders relating to shares in the Funds. Northern agrees to retain original documentation where appropriate and will retain the AIFMD Records in a medium that allows the storage of information in a way accessible for future reference by the relevant regulatory authority responsible for the authorisation and regulation of the Funds, the Manager and/or Northern, as the case may be (the “Regulatory Authority”). Where AIFMD Records are not retained in legible form, such records must be capable of being reproduced in that form. In the event of the termination of the Fund’s or the Manager’s authorisation by the Regulatory Authority, Northern shall retain the AIFMD Records for the outstanding term of the six year period. Northern agrees to implement adequate procedures for the maintenance, security, privacy and preservation of records and working papers relating to the Funds so that they are reasonably safeguarded against loss, unauthorized access, alteration or destruction.

2.5	Northern agrees to comply with requests from any Regulatory Authority with jurisdiction over the Manager or the Funds to inspect the AIFMD Records in such time frame as may be required by the Regulatory Authority or such other time frame as may be reasonably requested by the Manager or the Funds.

2.6	Northern agrees to permit the Manager or its designated representatives (including its internal and external auditors), at their own expense, during business hours and on reasonable prior notice to visit Northern’s premises to audit and inspect all AIFMD Records, procedures and systems used by Northern in connection with the performance of the services pursuant to the Administration Agreement. The Manager shall give Northern an estimate of the duration of the audit and/or inspection. Northern shall provide reasonable assistance to the Manager in connection with such inspection and/or audit.

2.7

Northern agrees that it shall permit such individual as notified by the Manager to Northern from time to time as having been appointed by the Manager in accordance with Regulation 20 of the United Kingdom Money Laundering

Regulations 2007, to ensure that the Manager is compliant with anti-money laundering obligations and has considered its exposure to anti-money laundering risks, at the Manager’s own expense, during business hours and on reasonable prior notice to visit Northern’s premises to conduct such audits and inspections as it may be required to undertake to comply with its obligations under applicable UK law.

2.8	[1]Northern agrees that any notices required to be sent to the Trust pursuant to the Administration Agreement shall also be sent to the Manager at the following address:

Ashmore Investment Advisors Limited

61 Aldwych

London WC2B 4AE

United Kingdom

Attention: Legal Department

2.9	Northern and the Trust agree that the provisions of sections 5(b)(iv)(B), 6 and 7 of the Administration Agreement shall survive the termination of the Administration Agreement for any reason.

2.10	The Trust and the Manager expressly acknowledge and agree that in carrying out any of its duties and functions under the Administration Agreement Northern shall not be considered to be appointed as an independent external valuer of the Funds and nor shall Northern be regarded, or otherwise deemed to be the valuer of the Funds and nor shall it be regarded, or otherwise deemed to be carrying out valuation functions for the purposes of AIFMD on behalf of the Funds.

2.11	Northern represents and warrants to the Trust and the Manager that it has established, implemented and will maintain and update business continuity and disaster recovery procedures that it determines from time to time meet reasonable commercial standards, and shall conduct periodic testing of these procedures. Nothing in this paragraph 2.11 shall restrict or limit in any way the obligations of Northern to provide or procure the provision of (as applicable) the services to the Funds pursuant to the Administration Agreement.

2.12	Northern agrees that it shall advise and assist the Funds and the Manager with the reporting requirements of the UK Financial Conduct Authority and any other Regulatory Authority.

3	This Letter shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of New York.

4	Please indicate your agreement to the above proposal by counter-signing this Letter where indicated below.

Yours faithfully

ASHMORE FUNDS

By:	/s/ Michael S. Perman
Print Name:	Michael S. Perman
Title:	Secretary

By:	/s/ Paul Robinson
Print Name:	Paul Robinson
Title:	Authorised Signatory

(CORPORATE SEAL)

The undersigned,                     , does hereby certify that he/she is the duly elected, qualified and acting                      of Ashmore Funds (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Agreement on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

We hereby accept and agree to the terms of this Letter.

THE NORTHERN TRUST COMPANY

By:	/s/ Ryan Burns
Print Name:	Ryan Burns
Title:	Senior Vice President

ASHMORE INVESTMENT ADVISORS LIMITED

By:	/s/ Paul Robinson
Print Name:	Paul Robinson
Title:	Authorised Signatory